                                                                     Exhibit 2.1

                                MERGER AGREEMENT

                                      among

                                  A.S.V., INC.,

                                LMI MERGER CORP.,

                              LOEGERING MFG. INC.,

                    THE MARILYN A. LOEGERING REVOCABLE TRUST

                                       and

                              MARILYN A. LOEGERING

                                      dated

                                 October 1, 2004

                                                                  Execution Copy

                                TABLE OF CONTENTS

Recitals..........................................................................................................      1

I. Definitions....................................................................................................      1

II. The Merger....................................................................................................      7
     2.1      The Merger..........................................................................................      7
     2.2      Conversion of Securities............................................................................      7
     2.3      Escrow..............................................................................................      8
     2.4      The Closing.........................................................................................      8
     2.5      Stock Certificates..................................................................................     10
     2.6      Effect of Merger....................................................................................     11
     2.7      Taking of Necessary Action; Further Action..........................................................     11
     2.8      Tax-Free Reorganization.............................................................................     11
     2.9      Buyer Common Stock..................................................................................     12

III. Representations and Warranties of Shareholder................................................................     12
     3.1      Power and Authority.................................................................................     12
     3.2      Valid and Binding Agreement.........................................................................     12
     3.3      No Breach; Consents.................................................................................     12
     3.4      Stock Ownership.....................................................................................     12
     3.5      Investment..........................................................................................     13

IV. Representations and Warranties of the Company and Shareholder.................................................     13
     4.1      Incorporation; Power and Authority..................................................................     13
     4.2      Valid and Binding Agreement.........................................................................     13
     4.3      No Breach; Consents.................................................................................     13
     4.4      Capitalization......................................................................................     14
     4.5      Subsidiaries........................................................................................     14
     4.6      Financial Statements................................................................................     14
     4.7      Absence of Undisclosed Liabilities..................................................................     15
     4.8      Books and Records...................................................................................     15
     4.9      Absence of Certain Developments.....................................................................     15
     4.10     Property............................................................................................     17
     4.11     Accounts Receivable.................................................................................     18
     4.12     Inventory...........................................................................................     18
     4.13     Tax Matters.........................................................................................     18
     4.14     Intellectual Property Rights........................................................................     20
     4.15     Material Contracts..................................................................................     23
     4.16     Litigation..........................................................................................     24
     4.17     Insurance...........................................................................................     24
     4.18     Compliance with Laws; Government Authorizations.....................................................     25
     4.19     Environmental Matters...............................................................................     25
     4.20     Warranties..........................................................................................     27
     4.21     Employees...........................................................................................     28
     4.22     Employee Benefits...................................................................................     29

                                                                  Execution Copy

     4.23     Customers...........................................................................................     31
     4.24     Suppliers...........................................................................................     31
     4.25     Affiliate Transactions..............................................................................     31
     4.26     Brokerage...........................................................................................     32
     4.27     Availability of Documents...........................................................................     32
     4.28     Disclosure..........................................................................................     32

V. Representations and Warranties of Buyer........................................................................     32
     5.1      Incorporation; Power and Authority..................................................................     32
     5.2      Valid and Binding Agreement.........................................................................     32
     5.3      No Breach; Consents.................................................................................     33
     5.4      Certain Tax Matters.................................................................................     33
     5.5      Brokerage...........................................................................................     33
     5.6      Investment Intent...................................................................................     33
     5.7      Buyer Common Stock..................................................................................     33
     5.8      SEC Filings; Financial Statements...................................................................     33

VI. Agreements of the Company.....................................................................................     34
     6.1      Tax Matters.........................................................................................     34

VII. Agreements of Buyer..........................................................................................     34
     7.1      Tax Matters.........................................................................................     35
     7.2      Board of Directors..................................................................................     35
     7.3      Registration Statement..............................................................................     35
     7.4      Listing.............................................................................................     36
     7.5      Employment; Employee Benefits.......................................................................     37
     7.6      Litigation..........................................................................................     37

VIII. Indemnification.............................................................................................     37
     8.1      Indemnification Obligation..........................................................................     37
     8.2      Basket..............................................................................................     38
     8.3      Cap.................................................................................................     38
     8.4      Buyer Claims........................................................................................     38
     8.5      Third Party Action..................................................................................     39
     8.6      Escrow Fund.........................................................................................     41
     8.7      Survival............................................................................................     41

IX. General.......................................................................................................     41
     9.1      Press Releases and Announcements....................................................................     41
     9.2      Expenses............................................................................................     41
     9.3      Amendment and Waiver................................................................................     42
     9.4      Notices.............................................................................................     42
     9.5      Assignment..........................................................................................     43
     9.6      No Third Party Beneficiaries........................................................................     43
     9.7      Severability........................................................................................     43
     9.8      Complete Agreement..................................................................................     43
     9.9      Schedules...........................................................................................     43

                                                                  Execution Copy

     9.10     Signatures; Counterparts............................................................................     44
     9.11     Governing Law.......................................................................................     44
     9.12     Specific Performance................................................................................     44
     9.13     Jurisdiction........................................................................................     44
     9.14     Waiver of Jury Trial................................................................................     44
     9.15     Construction........................................................................................     45
     9.16     Time of Essence.....................................................................................     45
     9.17     LBW Release.........................................................................................     45
     9.18     Steve and George Loegering..........................................................................     45
     9.19     George Loegering's Intellectual Property............................................................     46
     9.20     S Corp..............................................................................................     46

Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Release
Exhibit C - Form of Articles of Merger
Exhibit D - Form of Plan of Merger
Exhibit E - Form of Real Property Transfer Agreement - Plant Exhibit F - Form of Real Property Transfer Agreement - Lot Exhibit G - Form of Employment Agreement - Wanda Mangin Exhibit H - Form of Employment Agreement - Steve Loegering
Exhibit I - Release of LBW Management, LLC

                                                                  Execution Copy

                                MERGER AGREEMENT

      This MERGER AGREEMENT (this "Agreement") is made as of October 1, 2004, among A.S.V., Inc., a Minnesota corporation ("Buyer"), LMI Merger Corp., a North Dakota corporation and wholly owned subsidiary of Buyer ("Merger Subsidiary"), Loegering Mfg. Inc., a North Dakota corporation (the "Company"), Marilyn A. Loegering and her successors in trust, as trustees of The Marilyn A. Loegering Revocable Trust March 28, 1996, the sole shareholder of the Company (the "Loegering Trust"), and Marilyn A. Loegering, an individual resident of the State of North Dakota (the Loegering Trust and Marilyn A. Loegering are collectively referred to in this Agreement as the "Shareholder").

                                    RECITALS

      WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Subsidiary be merged with and into the Company (the "Merger") in accordance with the North Dakota Business Corporation Act (the "NDBCA") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Buyer.

      WHEREAS, for United States federal income tax purposes, the parties intend that the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a "plan of reorganization" within the meaning of the Code.

      WHEREAS, Buyer, Merger Subsidiary, the Company and Shareholder desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

      NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                 I. DEFINITIONS

      The following terms not defined below are defined in the sections of Articles II through V, inclusive, and Articles VII through VIII, inclusive, indicated below:

DEFINITION                                                             DEFINED
----------                                                             -------
Accredited Investor                                                    3.5
Admitted Claim                                                         8.4(a)
Agreement                                                              Preamble
Annual Financial Statements                                            4.6
Basket Amount                                                          8.2
Buyer                                                                  Preamble
Buyer Claim                                                            8.4(a)
Buyer Common Stock                                                     2.2(a)

                                                                  Execution Copy

DEFINITION                                                             DEFINED
----------                                                             -------
Buyer Common Stock Price                                               2.2(a)
Buyer Indemnified Parties                                              8.5(a)
Buyer SEC Reports                                                      5.8(a)
Cap Amount                                                             8.3
Closing                                                                2.4(a)
Closing Date                                                           2.4(a)
Code                                                                   Recitals
Company                                                                Preamble
Company Common Stock                                                   2.2(a)
Continuing Employee                                                    7.5(a)
Converted Company Common Stock                                         2.2(a)
Environmental Costs                                                    4.19(a)(i)
Environmental Law                                                      4.19(a)(ii)
Escrow Account                                                         2.3(a)
Escrow Amount                                                          2.3(a)
Escrow Agent                                                           2.3(a)
Escrow Agreement                                                       2.3(a)
Escrow Cash                                                            2.3(a)
Escrow Shares                                                          2.3(a)
Escrow Fund                                                            2.3(a)
Exchange Ratio                                                         2.2(a)
Form S-3 Registration Statement                                        7.3(a)
Hazardous Materials                                                    4.19(a)(iii)
Last Fiscal Year End                                                   4.6
Latest Balance Sheet                                                   4.6
Latest Balance Sheet Date                                              4.6
Latest Financial Statements                                            4.6
Leased Real Property                                                   4.10(b)
List                                                                   4.19(a)(iv)
Loegering Trust                                                        Preamble
Loss                                                                   8.1
Material Contracts                                                     4.15(a)
Merger                                                                 Recitals
Merger Consideration                                                   2.2(a)
Merger Subsidiary                                                      Preamble
NDBCA                                                                  Recitals
Property                                                               4.19(a)(v)
Real Property                                                          4.10(b)
Regulatory Action                                                      4.19(a)(vi)
Release                                                                4.19(a)(vii)
Shareholder                                                            Preamble
Surviving Corporation                                                  2.1
Surviving Corporation Common Stock                                     2.2(b)
Third Party Action                                                     8.5(a)
Third-Party Environmental Claim                                        4.19(a)(viii)

                                                                  Execution Copy

      "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

      "Acquisition Transaction" means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or (iii) in which the Company issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; or
(b) any sale (other than sales of inventor in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company.

      "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

      "Ancillary Agreements" means the Escrow Agreement, the Releases, the Employment Agreements with Wanda Mangin and Steve Loegering, the Real Property Transfer Agreements and the Release of LBW Management, LLC.

      "Capital Lease" means a lease to which the Company is a party that is a capital lease as determined in accordance with GAAP.

      "Consent" means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Persons.

      "Constituent Corporations" means the Company and Merger Subsidiary as the parties to the Merger.

      "Contract" means a contract, agreement, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

      "Disclosure Schedule" means the schedules referred to in the Agreement, and delivered by the Company to Buyer on the date of this Agreement.

      "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                                                                  Execution Copy

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "GAAP" means United States generally accepted accounting principles, as in effect from time to time prior to the Closing Date.

      "Governmental Authorization" means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

      "Governmental Entity" means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

      "Governmental Order" means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

      "Insider" means (i) a shareholder, officer, director or employee of the Company, (ii) any Member of the Immediate Family of any shareholder, officer, director or employee of the Company or (iii) any entity in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market).

      "Intellectual Property" means all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, Software, mask works, trade secrets, know-how and other intellectual property rights.

      "Intellectual Property Rights" means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered,
(iv) trade secrets, (v) rights in Internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

      "IRS" means the United States Internal Revenue Service.

      "Knowledge of the Company" and "Knowledge of the Shareholder" means the knowledge of the Company, Shareholder, or any director or officer of the Company.

      "Law" means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

                                                                  Execution Copy

      "Liability" means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted; provided, however, "liability" specifically excludes deferred tax liabilities, in connection with past timing differences, which have not been recorded during the time that the Company was an S corporation, as Shareholder was responsible for taxes on the Company's income.

      "Licensed-In Intellectual Property Rights" means Third-Party Intellectual Property Rights used or held for use by the Company with the permission of the owner.

      "Litigation" means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

      "Material Adverse Effect" means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of the Company (which, for purposes of this Agreement, shall be deemed to mean matters involving a value in excess of $25,000).

      "Member of the Immediate Family" of Persons means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Persons.

      "Off-the-Shelf Software" means Software that is widely commercially available.

      "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency) as it has been conducted since the Last Fiscal Year End.

      "Organizational Documents" means the articles or certificate of incorporation and the bylaws of a corporation, including any amendments.

      "Owned Intellectual Property Rights" means Intellectual Property Rights owned by the Company.

      "Permitted Encumbrances" means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances of carriers, warehousemen, mechanics' and materialmen and other like Encumbrances arising in the ordinary course of business, (iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property and which do not unreasonably restrict the use thereof in the ordinary course of business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, (v) Encumbrances reflected in the Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

                                                                  Execution Copy

      "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

      "Plan" means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company,
(x) that the Company has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company is or may be financially liable as a result of the direct sponsor's affiliation with the Company or the Company's shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company for the benefit of its employees or former employees) or (z) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company has no present or potential liability.

      "Real Property Transfer Agreements" means the agreement providing for the purchase by Buyer of the Real Property upon which the Loegering plant is located, in the form of Exhibit E, and the agreement providing for the purchase by Buyer of the Real Property used by the Company as a parking lot for the Loegering plant, in the form of Exhibit F.

      "Registered Intellectual Property Rights" means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

      "Remedies Exception," when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      "Return" means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      "Software" means computer programs or data in computerized form, whether in object code, source code or other form.

                                                                  Execution Copy

      "Subsidiary" means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

      "Taxes" means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company or any Tax Affiliate.

      "Third-Party Intellectual Property Rights" means Intellectual Property Rights in which a Person other than the Company has any ownership interest.

      "Treasury Regulations" means the rules and regulations under the Code.

                                 II. THE MERGER

      2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Subsidiary will be merged with and into the Company, the separate existence of Merger Subsidiary will cease, and the Company will continue as the surviving corporation under the corporate name it possesses immediately prior to the Closing Date. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to as the "Surviving Corporation."

      2.2 Conversion of Securities.

      (a) On the Closing Date, by virtue of the Merger and without any action on the part of Buyer, Merger Subsidiary, the Company, the Surviving Corporation or the holder of any of the following securities, the shares of the Company's common stock, $1.00 par value ("Company Common Stock"), issued and outstanding immediately prior to the Closing Date ("Converted Company Common Stock") will be canceled and extinguished and be converted into and become a right on the part of the Shareholder to receive at the Closing in the aggregate (i) a cash payment of $3,380,000, (ii) Merger Consideration deposited into the Escrow Account, consisting of (A) that number of shares of the common stock, par value $.01 per share, of Buyer ("Buyer Common Stock") equal to $1,400,000 divided by the Buyer Common Stock Price and (B) $100,000 and (iii) that number of shares of Buyer Common Stock equal to $13,350,000 divided by the Buyer Common Stock Price (the "Exchange Ratio"). The Exchange Ratio is subject to equitable adjustment in the event that, prior to the Closing Date, there is any share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving the Buyer Common Stock. "Buyer Common Stock Price" means the average closing sale price of Buyer Common Stock at the end of regular trading on the NASDAQ Stock Market for the 15 trading days ending on the trading day immediately preceding the Closing Date. The term "Merger Consideration" means the consideration into which any capital stock of the Company will be converted pursuant to this subsection 2.2(a).

      (b) Each share of common stock, $.01 par value, of Merger Subsidiary issued and outstanding immediately prior to the Closing Date will be converted into one fully paid and

                                                                  Execution Copy
nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

      (c) The parties hereto intend that the Merger will constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Code pursuant to Section 368(a)(2)(E) of the Code. Therefore, notwithstanding anything provided for in subsection 2.2(a) above to the contrary, the final allocation of cash and Buyer Common Stock to be transferred and conveyed to Shareholder in connection with the Merger will be adjusted, if and to the extent necessary, to comply with the requirement of the Code that no more than 20% of the aggregate consideration be in the form of consideration other than voting common stock of Buyer. The decision as to whether such an adjustment is to be made is the Shareholder's only, and shall be made prior to Closing.

      2.3 Escrow.

      (a) An amount of unregistered shares of Buyer Common Stock from the Merger Consideration equal to $1,400,000 divided by the Buyer Common Stock Price (the "Escrow Shares") and the sum of $100,000 cash from the Merger Consideration (the "Escrow Cash" and, together with the Escrow Shares, the "Escrow Amount") will be deposited by Shareholder with Wells Fargo Bank, N.A., as escrow agent (the "Escrow Agent"), to be held in escrow (the "Escrow Fund") in an account (the "Escrow Account") pursuant to the terms of the Escrow Agreement (the "Escrow Agreement") among Buyer, Shareholder and the Escrow Agent in the form of Exhibit
A. All cash in the Escrow Account shall be deposited in an interest-bearing account.

      (b) The Escrow Amount will be distributed out by the Escrow Agent in accordance with the terms and conditions set forth in the Escrow Agreement.

      2.4 The Closing.

      (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, at 9:00 a.m. on October 1, 2004 (the "Closing Date") or at such other place and on such other date as may be mutually agreed by the Company and Buyer, in which case Closing Date means the date so agreed.

      (b) On the Closing Date:

            (i) the Company and Shareholder will deliver and/or cause to be delivered to Buyer:

                  (A) certificates representing all of the outstanding Company
            Common Stock, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers with requisite stock transfer tax stamps, if any, attached;

                  (B) a copy of the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of

                                                                  Execution Copy
            this Agreement and declaring its advisability, certified by an appropriate officer of the Company;

                  (C) a copy of the text of the resolutions adopted by
            Shareholder approving the Merger, certified by an appropriate officer of the Company;

                  (D) resignations in writing (effective as of the Closing Date)
            from each member of the board of directors of the Company, and each corporate officer of the Company (solely in their capacity as board members and/or corporate officers, and not as employees);

                  (E) a copy of each Ancillary Agreement to which the Company or
            Shareholder is a party, duly executed by the Company and Shareholder, respectively;

                  (F) a copy, duly executed by Shareholder, of the Escrow
            Agreement;

                  (G) duly executed copies of all Required Consents;

                  (H) a duly executed FIRPTA statement for purposes of
            satisfying Buyer's obligations under Section 1.1445-2(b)(2) of the Treasury Regulations, such that no withholding is required under such Treasury Regulations;

                  (I) duly executed copies of the Real Property Transfer
            Agreements;

                  (J) a Release of the Company to be signed by Shareholder and each other officer and director of the Company that Buyer may request prior to the Closing, each substantially in the form of Exhibit B, as of the Closing Date;

                  (K) a statement from the holder of each note and mortgage
            listed on Schedule 2.4(b)(i)(K), if any, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by such note or secured by such mortgage, the interest rate thereon and a statement to the effect that the Company, as obligor under such note or mortgage, is not in default under any of the provisions thereof, or that the holder of such note or mortgage waives any defaults;

                  (L) releases of all Encumbrances on the Real Property, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of Real Property;

                  (M) certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of the Company, executed by the appropriate officials of the State of North Dakota; and

                  (N) such other certificates, documents and instruments that
            Buyer reasonably requests not later than two (2) business days before the Closing for the purpose of (1) evidencing the accuracy of the Company's representations and

                                                                  Execution Copy
            warranties, (2) evidencing the performance and compliance by the Company with agreements contained in this Agreement or (3) otherwise facilitating the consummation of the transactions contemplated by this Agreement;

            (ii) Buyer and Merger Subsidiary will deliver to the Company:

                  (A) a copy of the texts of the resolutions adopted by the
            boards of directors of Buyer and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer and Merger Subsidiary, respectively;

                  (B) a copy of the text of resolutions adopted by the sole
            shareholder of Merger Subsidiary approving the Merger, certified by an appropriate officer of Merger Subsidiary;

                  (C) a copy of each Ancillary Agreement to which Buyer is a party, duly executed by Buyer;

                  (D) a copy, duly executed by Buyer, the Surviving Corporation and the Escrow Agent, of the Escrow Agreement; and

                  (E) such other certificates, documents and instruments that the Company reasonably requests not later than two (2) business days before the Closing for the purpose of (1) evidencing the accuracy of Buyer's and Merger Subsidiary's representations and warranties, (2) evidencing the performance and compliance by Buyer and Merger Subsidiary with agreements contained in this Agreement or (3) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

      (c) Subject to the conditions set forth in this Agreement, on the Closing Date, Buyer will deposit the Escrow Amount in the Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

      (d) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

      (e) The consummation of the Merger will be effected as promptly as practicable on the Closing Date. The parties will cause a copy of the Articles of Merger in the form of Exhibit C to which a copy of the Plan of Merger will be attached in the form of Exhibit D to be executed, delivered and filed with the Secretary of State of the State of North Dakota in accordance with the NDBCA. The Merger will become effective immediately upon the filing of such Articles of Merger with the Secretary of State.

      2.5 Stock Certificates.

      (a) On the Closing Date, Shareholder shall surrender to Buyer such Shareholder's stock certificates canceled and extinguished on the Closing Date pursuant to Section 2.2 in order

                                                                  Execution Copy
to effect the exchange of such certificates on such holder's behalf. After surrender to Buyer of Shareholder's stock certificates, Buyer will distribute to Shareholder that portion of the Merger Consideration into which such shares of Company Common Stock will have been converted at the Closing Date pursuant to subsections 2.2(a)(i) and 2.2(a)(iii).

      (b) Thereafter, the Escrow Agent will distribute to Shareholder that portion of the Merger Consideration referenced in subsection 2.2(a)(ii) and represented by the Escrow Fund as and to the extent payable in accordance with the terms of the Escrow Agreement.

      2.6 Effect of Merger.

      (a) The effect of the Merger will be as set forth in Section 10-19.1-102 of the NDBCA.

      (b) From and after the Closing and until further amended in accordance with applicable law, the Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Closing will be the Articles of Incorporation of the Surviving Corporation. From and after the Closing and until further amended in accordance with law, the Bylaws of Merger Subsidiary as in effect immediately prior to the Closing will be the Bylaws of the Surviving Corporation.

      (c) From and after the Closing Date, the directors of the Surviving Corporation will be the Persons who were the directors of Merger Subsidiary immediately prior to the Closing Date and the officers of the Surviving Corporation will be the Persons who were the officers of Merger Subsidiary immediately prior to the Closing Date. Such directors and officers of the Surviving Corporation will hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.

      2.7 Taking of Necessary Action; Further Action. Buyer, Merger Subsidiary, Shareholder and the Company will each take all such action as may be necessary or appropriate to effectuate the Merger under the NDBCA. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are authorized in the name of each Constituent Corporation or otherwise to take all such lawful and necessary action.

      2.8 Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be a "plan of reorganization" within the meaning of the Treasury Regulations promulgated under
Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a "plan of reorganization" within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct. Each party acknowledges and agrees that it is relying solely on the advice of its own tax advisors regarding the tax treatment of the Merger and the other transactions contemplated by this Agreement.

                                                                  Execution Copy

      2.9 Buyer Common Stock. Each certificate representing Buyer Common Stock will be imprinted with a legend substantially in the following form:

      The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred without registration or an exemption therefrom.

If Shareholder desires to transfer unregistered shares of Buyer Common Stock, Shareholder first must furnish Buyer with (i) a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that Shareholder may transfer such unregistered shares of Buyer Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Buyer in form and substance agreeing to be bound by the restrictions on transfer contained herein.

               III. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

      Shareholder represents and warrants to Buyer that:

      3.1 Power and Authority. Shareholder has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which Shareholder will become a party.

      3.2 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Shareholder will become a party, when executed and delivered by or on behalf of Shareholder, will constitute the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Remedies Exception.

      3.3 No Breach; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Shareholder will become a party by Shareholder will not (a) violate or conflict with any Law, Governmental Order or Governmental Authorization; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Shareholder;
(c) result in the creation of any Encumbrance upon any Company Capital Stock owned by Shareholder; or (d) require any Governmental Authorization.

      3.4 Stock Ownership. As of the date of this Agreement, the Loegering Trust owns 1,200 shares of Company Common Stock, which shares represent all of the issued and outstanding shares of Company Capital Stock.

                                                                  Execution Copy

      3.5 Investment. Shareholder (a) understands that the shares of Buyer Common Stock being acquired by Shareholder have not been, and, except as specifically described in Section 7.3, will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring such shares of Buyer Common Stock solely for Shareholder's own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain publicly available information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Common Stock; and (f) is an "Accredited Investor" as that term is defined under Rule 501 of the Securities Act.

       IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDER

      The Company and Shareholder represent and warrant to Buyer that, except as described in the Disclosure Schedule:

      4.1 Incorporation; Power and Authority.

      (a) The Company is a legal entity duly organized, validly existing and in good standing under the laws of the State of North Dakota, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as now conducted and presently proposed to be conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the absence to be so qualified in any single jurisdiction would not have a Material Adverse Effect. The Company has all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which it will become a party.

      (b) The Company is in full compliance with all provisions of its Organizational Documents.

      4.2 Valid and Binding Agreement. The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which the Company will become a party, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

      4.3 No Breach; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party will not
(a) contravene any provision of the Organizational Documents of the Company; (b) violate or conflict with any

                                                                  Execution Copy

Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against the Company or any Subsidiary or any Governmental Authorization that is held by the Company; (d) result in the creation of any Encumbrance upon the Company or any of the assets of the Company; (e) require any Governmental Authorization; (f) give any Governmental Body or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Legal Requirement, Order or Governmental Authorization; or (g) cause Buyer to become subject to, or to become liable for the payment of, any Tax.

      4.4 Capitalization. The authorized capital stock of the Company consists solely of 50,000 shares of Company Common Stock, of which 1,200 shares of Company Common Stock are issued and outstanding, none of which are held in treasury. All issued and outstanding shares of Company Common Stock are owned by Shareholder. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company's Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Company Common Stock are set forth in the Company's Organizational Documents or otherwise provided by Law. There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.

      4.5 Subsidiaries. The Company does not own any Subsidiary.

      4.6 Financial Statements. The unaudited balance sheet as of August 31, 2004 ("Latest Balance Sheet Date") of the Company (the "Latest Balance Sheet") and the unaudited statements of income, changes in shareholders' equity and cash flows of the Company for the eight-month period then ended (such statements and the Latest Balance Sheet, the "Latest Financial Statements") and the audited balance sheet, as of December 31, 2003 (the "Last Fiscal Year End") and for each of the prior three fiscal year ends, of the Company and the audited statements of income, changes in shareholders' equity and cash flows, including the notes, of the Company for each of the four years ended on the Last Fiscal Year End (collectively, the "Annual Financial Statements") are based upon the books and records of the Company, and except to the extent disclosed in Schedule 4.7 have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and

                                                                  Execution Copy
cash flows of the Company at the respective dates and for the respective periods indicated, except that the Latest Financial Statements may not contain all notes and are subject to year-end adjustments, none of which are material. Notwithstanding anything provided for in this Section 4.6 to the contrary, the representations and warranties of the Company and Shareholder made in this
Section 4.6 are subject to the exceptions disclosed in Schedule 4.6.

      4.7 Absence of Undisclosed Liabilities. Except for the disclosure made in
Schedule 4.7, and except as reflected or expressly reserved against in the Latest Balance Sheet, the Company has no Liability, and there is no basis for any present or future Litigation, charge, complaint, claim or demand against the Company giving rise to any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business and that is not a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law or (b) obligations under any Contract listed on a Schedule to this Agreement or under a Contract not required to be listed on such a Schedule.

      4.8 Books and Records. The books of account of the Company are complete and correct and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of the Company, and each document upon which entries in the Company's books and records are based is complete and accurate in all respects. The Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives. The minute books and stock or equity records of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of the Company, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company.

      4.9 Absence of Certain Developments. Since the Latest Balance Sheet Date, and except for the disclosures and exceptions in Schedule 4.9, there has not been any Material Adverse Effect and:

            (a) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (b) the Company has not entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business;

            (c) no party has accelerated, suspended, terminated, modified or canceled any Contract (or series of related Contracts) to which the Company is a party or by which it is bound;

            (d) no Encumbrance has been imposed on any assets of the Company;

                                                                  Execution Copy

            (e) the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

            (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

            (g) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

            (h) the Company has not delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

            (i) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) outside the Ordinary Course of Business;

            (j) except incidental to the sale of products or services, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (k) there has been no change made or authorized in the Organizational Documents of the Company;

            (l) the Company has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain any of its capital stock;

            (m) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

            (n) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

            (o) the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

            (p) the Company has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

                                                                  Execution Copy

            (q) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Plan);

            (r) the Company has not discharged or satisfied any Encumbrance or paid any liability other than current liabilities paid in the Ordinary Course of Business;

            (s) the Company has not disclosed, to any Person other than Buyer and authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Schedule 4.9 and is in full force and effect on the date of this Agreement;

            (t) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements; and

            (u) the Company has not committed to take any of the actions described in this Section 4.9.

      4.10 Property.

      (a) The Company owns no real properties. The real properties leased by the Company listed on Schedule 4.10 constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Company.

      (b) The leases of real property listed on Schedule 4.10 as being leased by the Company (the "Leased Real Property" sometimes referred to as the "Real Property") are in full force and effect, and the lessee holds a valid and existing leasehold interest under each of the leases for the term listed on
Schedule 4.10.

      (c) To the knowledge of the Company and Shareholder, each parcel of Real Property has access, sufficient for the conduct of the business as now conducted or as presently proposed to be conducted by the Company on such parcel or Real Property, to public roads and to all utilities used in the operation of the business at that location. The zoning for each parcel of Real Property permits the presently existing improvements and the continuation of the business presently being conducted thereon. The Company is not in violation of any applicable zoning ordinance or other Law relating to the Real Property, and the Company has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Real Property and do not encroach over applicable setback lines.

      (d) To the knowledge of the Company and Shareholder, there are no improvements made or contemplated to be made by any Governmental Entity, the costs of which are to be assessed as special Taxes or charges against any of the Real Property, and there are no present assessments.

                                                                  Execution Copy

      (e) The Company has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by the Company, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Encumbrances listed on Schedule 4.10 and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

      (f) The buildings, machinery, equipment and other tangible assets and properties used in the conduct of the business of the Company are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each such asset is suitable for the purposes for which it presently is used and presently is proposed to be used, is free from known defects, and has been maintained in accordance with normal industry practices. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its respective business as presently conducted and as presently proposed to be conducted.

      (g) The Company owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the businesses of the Company in the manner presently operated by the Company.

      4.11 Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and are current and collectible. Such notes and accounts receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts on the face of the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business.

      4.12 Inventory. The inventory of raw materials, work in process, supplies and finished goods of the Company consists of items of a quality and quantity usable and, with respect to finished goods only, salable at normal profit levels, in each case, in the Ordinary Course of Business. The inventory of finished goods is not slow-moving (as determined in accordance with past practices), obsolete, damaged or defective, subject only to any reserve for inventory on the face of the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and supplies and has on hand such quantities of work in process and finished goods as are reasonably required (and are not in excess) to fill current orders on hand in a timely manner and to maintain the manufacture and shipment of products at its normal level of operations. Notwithstanding anything provided in this
Section 4.12 to the contrary, the representations and warranties in this Section
4.12 are subject to the exceptions and disclosures made in Schedule 4.12.

      4.13 Tax Matters.

      (a) The Company has (i) timely filed (or has had timely filed on its behalf) all Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by

                                                                  Execution Copy
it by any Governmental Entity, all which were correct and complete in all respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on the Latest Balance Sheet, in accordance with GAAP and consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) complied with all Laws relating to the withholding of Taxes and the payment thereof and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable Law.

      (b) Subject to the exceptions and disclosures in Schedule 4.7, all Taxes of the Company that will be due and payable for any period ending on and including or ending prior to the Closing Date, will have been paid by or on behalf of the Company or will be reflected, in a manner consistent with past practice, on the Company's books as an accrued Tax liability, either current or deferred.

      (c) No deficiency for any Taxes or adjustment or change in accounting method has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Return for any Tax year subsequent to the year ended December 31, 1999, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file any Return that the Company is or may be subject to taxation.

      (d) The Company has provided or made available to Buyer true and complete copies of all income, franchise and sales tax Returns for taxable periods beginning on or after January 1, 2000.

      (e) The Company is not a party to any Tax allocation or sharing agreement.

      (f) The Company will be upon the day of Closing a corporation or association taxable as a corporation under subchapter C of the Code for United States income tax purposes. From January 1, 1996, until the day before Closing, the Company has been taxable as a corporation under subchapter S of the Code for United States income tax purposes. From the date of its incorporation until December 31, 1995, the Company was taxable as a corporation under subchapter C of the Code for United States income tax purposes.

      (g) The Company validly elected to be an "S corporation" within the meaning of Sections 1361 and 1362 of the Code on January 1, 1996 and has maintained its status as an "S corporation" at all times since such date. The Company has also validly elected to be an "S corporation" in all state and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax, and has maintained its status as an "S corporation" in each such jurisdiction at all times since the date of such election. No facts or circumstances exist, or have existed, which would cause, or would have caused, the

                                                                  Execution Copy
status of the Company as an "S corporation" under federal, state or local law to be subject to termination or revocation.

      (h) The Loegering Trust is, and at all times has been, taxable as a grantor trust for federal income tax purposes.

      (i) The Company has no "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code.

      (j) The Company is not, and, while the Company was a valid "S corporation" was not, subject to federal, state or local income, franchise or minimum Tax, including without limitation any Tax imposed pursuant to Section 1374 and 1375 of the Code or any corresponding provisions of the laws of any state or local jurisdiction. The Company has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

      (k) The Company (i) has not been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

      (l) Neither the Company nor any affiliate has taken or agreed to take any action or knows of any circumstances that (without regard to any action taken or agreed to be taken by Buyer or its affiliates) would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      4.14 Intellectual Property Rights. Subject to the exceptions and disclosures in Schedules 4.14(a), 4.14(b) and 4.14(e):

      (a) Schedule 4.14(a) lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all other Owned Intellectual Property Rights. Schedule 4.14(a) lists all Contracts relating to Licensed-In Intellectual Property Rights other than Software and describes the Intellectual Property Rights covered by such Contracts; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right, Schedule 4.14(a) lists the licensor and describes the Intellectual Property Rights so licensed. Schedule 4.14(a) lists all Contracts relating to Licensed-In Intellectual Property Rights that are Software other than Off-the-Shelf Software and describes the Intellectual Property Rights covered thereby; to the extent there is no written Contract covering any Software, Schedule 4.14(a) lists the licensor and describes the Software so licensed. Schedule 4.14(a) lists and describes all materials otherwise protectable under Intellectual Property Rights used in the business of the Company as now conducted or presently proposed to be conducted that are in the public domain. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the business of the Company as now conducted or presently proposed to be conducted.

                                                                  Execution Copy

      (b) The Company owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the Owned Intellectual Property Rights to Persons other than the Company, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 4.14(b). The Company is the official and sole owner of record of all Owned Intellectual Property Rights that are Registered Intellectual Property Rights. No Owned Intellectual Property Right is infringed by any Person. The Company owns all Intellectual Property Rights developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company. No employee or former employee or independent contractor of the Company has any claim with respect to any Owned Intellectual Property Right of the Company.

      (c) Subject to the exceptions and disclosures in Schedules 4.14(a) and 4.14(b), all Owned Intellectual Property Rights are valid and enforceable, and no Person has asserted that any Owned Intellectual Property Right is invalid or not enforceable. All Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required or desirable to maximize available damage awards.

      (d) The documentation relating to all trade secrets listed on Schedule 4.14(a) is current, accurate and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use without reliance on the knowledge or memory of any individual. All reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Company, and, subject to the exception and disclosure in Schedule 4.14(d), each current and former employee and independent contractor of the Company has executed such an agreement. Subject to the exception and disclosure in Schedule 4.14(e), there has been no breach or other violation of such agreements. The Company has an unqualified right to use all trade secrets and other proprietary information currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights. Subject to the exception and disclosure in
Schedule 4.14(e), no such trade secret or other proprietary information is part of the public knowledge or literature, and no trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than the Company or to the detriment of the Company.

      (e) Subject to the exception and disclosure in Schedule 4.14(e), the Company has not taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person.

      (f) The Company has no present expectation or intention of not fully performing any obligation pursuant to any License, and there is no breach, anticipated breach or default by any

                                                                  Execution Copy
other party to any License. There are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any License. All rights under each License will be fully available to the Company after the Closing.

      (g) Each Licensed-in Intellectual Property Right for which the Company has an exclusive right is in full force and effect, all actions required to keep such right pending or in effect or to provide full protection have been taken. No Licensed-in Intellectual Property Right that is a Registered Intellectual Property Right for which the Company has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.

      (h) Subject to the exceptions and disclosures in Schedules 4.14(a) and 4.14(b), the Company has not infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right, and the Company has not received any notice of any infringement, misappropriation or violation by the Company of any Third-Party Intellectual Property Right. Subject to the exceptions and disclosures in Schedules 4.14(a) and 4.14(b), no actual or claimed infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred or will occur with respect to products and services currently being or previously sold by the Company or with respect to the products or services currently under development or with respect to the conduct of the business of the Company as now conducted or presently proposed to be conducted.

      (i) All Software that is used by the Company or is present at any facility or on any equipment of the Company is owned by the Company or is subject to a current license agreement that covers all use of the Software in the business of the Company, as now conducted or as presently proposed to be conducted. The Company has the right to use the Software currently used in its business as it is presently being used, without any conflict with the rights of others. The Company is not in breach of any license to, or license of, any Software. The Company does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to the Company, in lieu of or in addition to its use of the Software. Following the transactions contemplated by this Agreement, the Company will have sufficient rights to all necessary Software, as a result of its licensing of the applicable Software, to operate its business as it is now conducted or as presently proposed to be conducted.

      (j) Schedule 4.14(j) lists and describes an Owned Intellectual Property Right for a product currently under development.

      (k) Schedule 4.14(k) lists and describes all Owned Intellectual Property Rights relating to a recently developed product of the Company. The Intellectual Property Rights listed in Schedule 4.14(k) constitute all Intellectual Property Rights for this product, all of which have been assigned to, and are presently owned by, the Company.

      (l) George Loegering does not own any Intellectual Property Rights (i) used in the conduct of the business of the Company, or (ii) presently contemplated by the Company to be used in the conduct of the Company's business.

                                                                  Execution Copy

      4.15 Material Contracts.

      (a) Schedule 4.15 lists the following Contracts to which the Company is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 4.15, the "Material Contracts"):

            (i) all employment, agency or consulting Contracts;

            (ii) all stock purchase, stock option and stock incentive plans (other than Plans);

            (iii) all Contracts (A) with any Insider or (B) between or among any Insiders relating in any way to the Company;

            (iv) all distributor, reseller, OEM, dealer, manufacturer's representative, sales agency or advertising agency, finder's and manufacturing or assembly Contracts;

            (v) all franchise agreements;

            (vi) any Contracts or group of related Contracts with the same party for the purchase of products or services with a undelivered balance in excess of $25,000;

            (vii) any Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $25,000;

            (viii) all leases of personal property with aggregate annual payments in excess of $25,000;

            (ix) any Contract for the sale of any capital assets;

            (x) any Contract for capital expenditures in excess of $25,000;

            (xi) all Contracts relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company;

            (xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

            (xiii) all Contracts relating to any surety bond or letter of credit required to be maintained by the Company;

            (xiv) any Contract that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

            (xv) any Contract concerning a partnership or joint venture;

            (xvi) any Contract providing for the development of any products, Software or Intellectual Property Rights or the delivery of any services by, for or with any third party;

                                                                  Execution Copy

            (xvii) any Contracts containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

            (xviii) all Contracts pertaining to confidentiality or non-disclosure;

            (xix) each Capital Lease;

            (xx) all Contracts terminable by any other party upon a change of control of the Company or upon the failure of the Company to satisfy financial or performance criteria specified in such Contract;

            (xxi) any power of attorney that is currently in effect;

            (xxii) all leases of real property; and

            (xxiii) any and all other Contracts of the Company not entered into in the Ordinary Course of Business or that are material to the business, financial condition, results of operations or prospects of the Company.

      (b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. The Company has performed all obligations required to be performed by it in connection with each Material Contract. The Company has not received any notice of any claim of default by it under or termination of any Material Contract. The Company has no present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by the Company or any other party to any Material Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation. The Company can perform each Material Contract on time, at a profit and without unusual expenditures of time and money. The Company has no obligation to refund payments received for work not yet performed under a Material Contract where the percentage of work completed is less than the percentage of revenues received to date.

      4.16 Litigation. Schedule 4.16 lists all Litigation pending or, to the Knowledge of the Company, threatened against the Company and each Governmental Order to which the Company is subject.

      4.17 Insurance.

      (a) The Company has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers' compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses

                                                                  Execution Copy
similarly situated and (v) provides adequate insurance coverage for the activities of the Company. Schedule 4.17 lists each policy of insurance in effect.

      (b) Schedule 4.17 lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of zero dollars, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Schedule 4.17 also describes the loss experience for all claims in excess of $25,000 that were self-insured, including the aggregate cost of such claims.

      4.18 Compliance with Laws; Government Authorizations.

      (a) The Company has complied with all applicable Laws and Governmental Orders, except where such failure to so comply would not have a Material Adverse Effect upon the Company. The Company is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to it after the Closing.

      (b) The Company has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties. Schedule 4.18(b) lists each Governmental Authorization held by the Company. The Company has complied with all Governmental Authorizations applicable to it.

      (c) The Company has not offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other Person in a position to assist or hinder the Company in connection with any actual or proposed transaction, other than payments required or permitted by the Laws of the applicable jurisdiction and in compliance with the U.S. Foreign Corrupt Practices Act.

      4.19 Environmental Matters.

      (a) As used in this Section 4.19, the following terms have the following meanings:

            (i) "Environmental Costs" means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

            (ii) "Environmental Law" means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

                                                                  Execution Copy

            (iii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

            (iv) "List" means the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

            (v) "Property" means real property now or previously owned, leased, controlled or occupied by the Company.

            (vi) "Regulatory Action" means any Litigation with respect to the Company brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

            (vii) "Release" means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

            (viii) "Third-Party Environmental Claim" means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

      (b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of the Company, threatened against the Company.

      (c) No Property is listed on a List.

      (d) Subject to the exceptions and disclosures in Schedule 4.19, all transfer, transportation or disposal of Hazardous Materials by the Company to properties not owned, leased or operated by the Company has been in compliance with applicable Environmental Law. The Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

      (e) Subject to the exceptions and disclosures in Schedule 4.19, no Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

      (f) Subject to the exceptions and disclosures in Schedule 4.19, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property,

                                                                  Execution Copy
including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

      (g) Subject to the exceptions and disclosures in Schedule 4.19, the Property at all times has been used and operated by the Company, in compliance with all applicable Environmental Law, from the time of initial use or occupancy by the Company to the date of this Agreement.

      (h) The Company has obtained all Governmental Authorizations relating to the Environmental Law necessary for operation of the Company, each of which is listed on Schedule 4.19. All Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

      (i) Subject to the exceptions and disclosures in Schedule 4.19, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, or stored on, under, or about any part of the Property during the time the Company has had use and/or possession of the Property, which have not been properly and lawfully disposed of. To the knowledge of the Company and Shareholder, the property contains no asbestos, urea, formaldehyde, PCBs, or pesticides. Subject to the exceptions and disclosures in Schedule 4.19, to the knowledge of the Company and Shareholder, no aboveground or underground storage tanks are presently located on, under, or about the Property.

      (j) No expenditure will be required in order for Buyer or the Company to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

      (k) All environmental reports and investigations that the Company has obtained or ordered with respect to the Company or the Property are listed on
Schedule 4.19.

      (l) No Encumbrance has been attached or filed against the Company in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

      4.20 Warranties. Schedule 4.20 lists all claims pending or, to the Knowledge of the Company, threatened for product liability or breach of any warranty relating to any products sold or services performed by the Company prior to the date of this Agreement. Such claims in the aggregate are not in excess of the reserve for product warranty claims set forth on the face of the Latest Balance Sheet. Schedule 4.20 describes the warranties for products sold or services performed by the Company. No product or service manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity other than such warranties. Except as listed on Schedule 4.20, none of the products manufactured, sold, leased or delivered by the Company has been the subject of any product recall (whether voluntary or involuntary) during the past five years.

                                                                  Execution Copy

      4.21 Employees.

      (a) Schedule 4.21(a) states the total number of employees of the Company, lists each employee of the Company as of the date of this Agreement and shows for each such employee full-time, part-time or temporary status, annual salary or wages, any other compensation payable (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), date of employment and position. To the Knowledge of the Company, no executive employee of the Company and no group of employees of the Company has any plans to terminate his, her or their employment. The Company has complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages. The Company has no labor relations problem pending or, to the Knowledge of the Company, threatened and its labor relations are satisfactory. Except as listed in Schedule 4.21(a), there are no workers' compensation claims pending against the Company or, to the Knowledge of the Company, any facts that would give rise to such a claim. No employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

      (b) No employee of the Company as of the date of this Agreement holds a temporary work authorization.

      (c) The employment of any terminated former employee of the Company has been terminated in accordance with any applicable Contract terms and applicable Law, and the Company has no liability under any Contract or applicable Law toward any such terminated employee. The transactions contemplated by this Agreement will not cause the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

      (d) The Company has not made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company.

      (e) No employee of the Company is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or threatened or during the past five years has been made to organize any of its employees to form or enter into any labor union, employee association or similar organization. There are no strikes, slowdowns, work stoppages or other labor controversies pending or, to the Knowledge of the Company, threatened against or otherwise affecting the employees or facilities of the Company. The Company has not experienced any labor strike, slowdown, work stoppage or other material labor controversy involving its employees within the past two years.

      (f) Except as disclosed in Schedule 4.7, the Company has paid in full to all employees all wages, salaries and commissions due and payable to such employees and has fully reserved on the Latest Balance Sheet all amounts for wages, salaries and commissions due but not yet payable to such employees on the Latest Balance Sheet Date.

                                                                  Execution Copy

      (g) There has been no lay off of employees or work reduction program undertaken by or on behalf of the Company in the past two years, and no such program has been adopted by the Company or publicly announced.

      4.22 Employee Benefits.

      (a) Schedule 4.22 lists all Plans by name and provides a brief description identifying (i) the type of Plan, (ii) the funding arrangements for the Plan,
(iii) the sponsorship of the Plan, (iv) the participating employers in the Plan and (v) any one or more of the following characteristics that may apply to such
Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or
Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in
Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code,
(I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any Company or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of the Company, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees' beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

      (b) Schedule 4.22 lists each corporation, trade or business (separately for each category below that applies): (i) that is (or was during the preceding five years) under common control with the Company within the meaning of Section 414(b) or (c) of the Code, (ii) that is (or was during the preceding five years) in an affiliated service group with the Company within the meaning of Section 414(m) of the Code, (iii) that is (or was during the preceding five years) the legal employer of Persons providing services to the Company as leased employees within the meaning of Section 414(n) of the Code and (iv) with respect to which the Company is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et seq. of ERISA) or the Family and Medical Leave Act.

      (c) Schedule 4.22 lists (i) the most recent determination letter received by the Company from the IRS regarding each Plan, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency, (iv) the financial statements for each Plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan, (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents with respect to each Plan and (vii) collective bargaining agreements relating to the establishment, maintenance, funding and operation of any Plan.

                                                                  Execution Copy

      (d) Schedule 4.22(d) lists each employee of the Company who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

      (e) With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Schedule 4.22(e) lists (i) each employee, former employee or qualifying beneficiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

      (f) (i) All Plans intended to be Tax qualified under Section 401(a) or
Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply in all respects with the requirements of ERISA and the Code, (iv) all Plans have been administered in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made and (vii) the Company has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code, except where the failure of any of the items set forth in clauses (i) through (vii) of this
Section 4.22(f) to be true and correct would not have a Material Adverse Effect.

      (g) (i) All contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made, (ii) a proper accrual has been made on the books of the Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company is not liable for any "accumulated funding deficiency" as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan, except where the failure of any of the items set forth in clauses (i) through (iv) of this Section 4.22(g) to be true and correct would not have a Material Adverse Effect.

      (h) the consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting,

                                                                  Execution Copy
or increase the amount of any benefit, award or compensation due any such employee, except where the failure of any of the items set forth in clauses (i) through (iii) of this Section 4.22(h) to be true and correct would not have a Material Adverse Effect.

      (i) Subject to the exceptions and disclosures in Schedule 4.22: (i) No Litigation is pending with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) the Company has no actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating,
(iv) the Company has no actual or potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan, (v) with respect to the Plans, the Company has no liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law, (vi) all accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Financial Statements, (vii) no condition, agreement or Plan provision limits the right of the Company to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) and (viii) except as listed in Schedule 4.22, the Company has no liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code, except where the failure of any of the items set forth in clauses (i) through (viii) of this Section 4.22(i) to be true and correct would not have a Material Adverse Effect.

      4.23 Customers. Schedule 4.23 lists the 20 largest customers of the Company for each of the last two fiscal years and for the interim period ended on the date of the Latest Balance Sheet and sets forth opposite the name of each such customer the approximate percentage of net sales by the Company attributable to such customer for each such period. No customer listed on
Schedule 4.23 has indicated that it will stop or decrease the rate of business done with the Company.

      4.24 Suppliers. Schedule 4.24 lists the 20 largest suppliers of the Company for each of the last two fiscal years and for the interim period ended on the date of the Latest Balance Sheet and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company attributable to such supplier for each such period. Subject to the exceptions and disclosures in Schedule 4.24, no supplier listed on Schedule 4.24 is a sole source of supply for the Company. No supplier listed on Schedule 4.24 has indicated that it will stop or decrease the rate of business done with the Company.

      4.25 Affiliate Transactions. Subject to the exceptions and disclosures in
Schedule 4.25, no Insider has any Contract with the Company (other than employment not represented by a written Contract and terminable at will), any loan to or from the Company or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Except as

                                                                  Execution Copy
listed in Schedule 4.25, no Insider has any direct or indirect interest in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases any property, or in any other Person with whom the Company otherwise transacts business of any nature. Schedule 4.25 lists all transactions between the Company and each Insider for each of the last three fiscal years and since the Last Fiscal Year End.

      4.26 Brokerage. No Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated.

      4.27 Availability of Documents. The Company and/or Shareholder has delivered to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

      4.28 Disclosure.

      (a) To the knowledge of the Company and Shareholder, this Agreement, the exhibits, the Disclosure Schedule, the Annual Financial Statements and the Latest Financial Statements, taken as a whole, do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

      (b) To the knowledge of the Company and Shareholder, except as set forth in this Agreement or the Disclosure Schedule, there is no fact that has specific application to the Company (other than general economic or industry conditions) and that may materially and adversely affect the assets, business, prospects, financial condition or results of operations of the Company.

                   V. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Company and Shareholder that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

      5.1 Incorporation; Power and Authority. Each of Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreement to which it will become a party.

      5.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it will become a party by Buyer and Merger Subsidiary have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and Merger Subsidiary and constitutes the valid and binding obligation of Buyer and Merger Subsidiary, enforceable against them in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Buyer will become a party, when executed and delivered by Buyer, will

                                                                  Execution Copy
constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

      5.3 No Breach; Consents. The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it will become a party by Buyer and Merger Subsidiary will not (a) contravene any provision of the Organizational Documents of Buyer or Merger Subsidiary; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer or Merger Subsidiary; or (d) require any Governmental Authorization.

      5.4 Certain Tax Matters. Neither Buyer nor any affiliate has taken or agreed to take any action or knows of any circumstances that (without regard to any action taken or agreed to be taken by Shareholder or the Company or any affiliate) would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      5.5 Brokerage. No Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which any shareholder of the Company is or could become liable or obligated.

      5.6 Investment Intent. Buyer is acquiring the Company for its own account for investment purposes, and not with a view to the distribution of any capital stock thereof.

      5.7 Buyer Common Stock. The shares of Buyer Common Stock will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

      5.8 SEC Filings; Financial Statements.

      (a) Buyer has filed all forms, reports, schedules, statements and other documents required to be filed by it during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the "Buyer SEC Reports") with the SEC. The Buyer SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Buyer SEC Report which was superseded by subsequent Buyer SEC Reports.

      (b) The audited financial statements and unaudited interim financial statements of Buyer included or incorporated by reference in the Buyer SEC Reports have been prepared in

                                                                  Execution Copy
accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Buyer at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

                          VI. AGREEMENTS OF THE COMPANY

      The Company agrees with Buyer that:

      6.1 Tax Matters.

      (a) Without the prior written consent (which shall not be unreasonably withheld) of Buyer, the Company shall not make or change any election, change an annual accounting period, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or Buyer. The Company shall notify Buyer of any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company within 15 days of making such consent or waiver. Notwithstanding anything to the contrary provided for in this Section 6.1, Buyer acknowledges that the Company's status for IRS purposes will be changed from a subchapter S corporation to a subchapter C corporation upon Closing. Notwithstanding anything to the contrary provided for in this Agreement, the parties hereto agree that the utilization of Sections 179 and 168(k) of the Code by the Company or Shareholder for tax periods ending prior to the Closing shall not constitute a breach of this Section 6.1 or any other provision of this Agreement.

      (b) The Company will not take any action that (without regard to any action taken or agreed to be taken by Buyer or its affiliates) would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. The Company will comply with all reporting obligations under
Section 1.368-3 of the Treasury Regulations with respect to the Merger.

      (c) The Company and Shareholder shall, at the Company's expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company which are due on or before the Closing Date and shall pay all Taxes shown as due on such Tax Returns. The Shareholder shall prepare and file, at its own expense, all S corporation income or franchise Tax Returns of the Company for the period ending on the day prior to the Closing Date. The Shareholder shall have access to the Company's books and records and employees in connection with the preparation and filing of such Tax Returns. All such Tax Returns shall be prepared in accordance with past practices. The Shareholder shall permit, and shall cause the Company to permit, Buyer to review and comment on each such Tax Return prior to filing.

                            VII. AGREEMENTS OF BUYER

      Buyer agrees with the Company and Shareholder that:

                                                                  Execution Copy

      7.1 Tax Matters.

      (a) Buyer will not take any action that (without regard to any action taken or agreed to be taken by the Company or its affiliates) would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided however, that nothing herein shall be deemed to prohibit Buyer from making an indemnification claim under Article VIII. Buyer will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Buyer will comply with all reporting obligations under Section 1.368-3 of the Treasury Regulations with respect to the Merger. To the extent Buyer were to breach its agreement provided for above in this Section 7.1, Buyer will indemnify Shareholder against all losses suffered by Shareholder resulting from this breach.

      (b) After the Closing Date, Buyer shall have the right to amend, modify or otherwise change all Tax Returns of the Company for all Tax periods; provided, however, that any amendment, modification or change that would have the effect of changing the Shareholder's Tax liability for any Tax period (or portion thereof) prior to the Closing Date shall first require the consent of the Shareholder.

      (c) In the event of an examination by a federal or state taxing authority of the Company's return(s) for any Tax period that ends on or prior to the Closing Date, and/or in the event of an examination by a federal or state taxing authority of the Shareholder's return(s) for any taxing period that ends on or prior to the Closing Date, Shareholder and her representatives shall have sole control of such examination, including settlement and/or litigation thereof; provided, however, that Buyer shall have the right to participate, at its own expense, in any such examination that would have the effect of increasing Buyer's or the Company's Tax liability for any Tax period (or portion thereof) ending after the Closing Date. Shareholder will be allowed access to the Company's books and records and employees, at no cost to Shareholder, in the event of such an examination as to any income tax issues that relate to any Tax period that ends on or prior to the Closing Date.

      7.2 Board of Directors. Within 60 days following the Closing Date, Buyer will invite a person mutually agreeable to Shareholder and Buyer to join Buyer's board of directors, which person must satisfy the minimum criteria previously adopted by the board of directors of Buyer for directors generally.

      7.3 Registration Statement.

      (a) As promptly as practicable after the date of this Agreement, but in any event not later than 30 days following the Closing Date, Buyer will prepare and cause to be filed with the SEC a Registration Statement on Form S-3 to register a number of shares of Buyer Common Stock equal to $4,500,000 divided by the Buyer Common Stock Price (the "Form S-3 Registration Statement"). The Form S-3 Registration Statement will comply with the rules and regulations promulgated by the SEC. Buyer will respond promptly to any comments of the SEC or its staff with respect to the Form S-3 Registration Statement. Buyer will use its commercially reasonable efforts to cause the Form S-3 Registration Statement to be declared effective under the Securities Act as promptly as possible after it is filed with the SEC. Buyer will advise

                                                                  Execution Copy

Shareholder, promptly after it receives notice thereof, of the time when the Form S-3 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order or any request by the SEC for amendment of the Form S-3 Registration Statement or comments thereon or responses thereto. Buyer will promptly file, and if required use its commercially reasonable efforts to cause to become effective as promptly as possible, any supplement or amendment to the Form S-3 Registration Statement that becomes necessary after the date the Form S-3 Registration Statement is declared effective. All documents filed by the Buyer with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act. Once the Form S-3 Registration Statement has been declared effective by the SEC, Buyer will promptly request of its counsel a legal opinion that the restrictive legend can be removed from all shares of Buyer Common Stock to which the Form S-3 Registration Statement applies, and provide such legal opinion to Shareholder upon receipt of such legal opinion from Buyer's counsel, provided Shareholder delivers a customary representation letter to Buyer's counsel regarding those matters required under applicable securities laws, upon which such counsel will rely in delivering its legal opinion. Shareholder agrees that it shall transfer the shares of Buyer Common Stock to be registered on the Form S-3 Registration Statement in compliance with all applicable securities laws, including but not limited to compliance with the prospectus delivery requirements in connection with any sale of shares of Buyer Common Stock registered on the Form S-3 Registration Statement.

      (b) Buyer's obligation to file a registration statement shall, in all cases, be subject to the following provisions:

            (i) Shareholder shall have agreed to furnish any and all agreements, consents and representations required of it by the SEC in connection with the filing or which are a condition of having the subject registration statement declared effective.

            (ii) Buyer shall have received all information reasonably requested in writing by Buyer from Shareholder that is necessary for the filing of the registration statement.

      (c) As to shares of Buyer Common Stock which form a part of the Merger Consideration and which are not covered by the provisions of subsection 7.3(a), upon reasonable request by Shareholder following the Closing, Buyer will agree to remove the restrictive legend that appears on the shares of Buyer Common Stock issued to Shareholder under this Agreement, provided Shareholder delivers an opinion of counsel reasonably satisfactory to Buyer that registration of such shares under all applicable securities laws is not required and such shares may be sold in reliance upon Rule 144.

      7.4 Listing. To the extent that listing of the shares of Buyer Common Stock being issued in the Merger would be required under the rules of the NASDAQ National Market, Buyer will use its best efforts to cause the shares of Buyer Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ National Market.

                                                                  Execution Copy

      7.5 Employment; Employee Benefits.

      (a) Nothing in this Agreement will be construed to create a right in any employee of the Company to employment with Buyer, the Surviving Corporation or any other Subsidiary of Buyer (including the Company), and, subject to any agreement between an employee and Buyer, the Surviving Corporation or any other Subsidiary of Buyer (including the Company), the employment of each employee of the Company who continues employment with Buyer, the Surviving Corporation or any other Subsidiary of Buyer (including the Company) after the Closing Date (a "Continuing Employee") will be "at will" employment. Notwithstanding anything provided for in this subsection 7.5(a) to the contrary, Buyer agrees to cause the Surviving Corporation to execute and enter into at Closing (1) an employment agreement with Wanda Mangin in the form attached hereto as Exhibit G, and (2) an employment agreement with Steve Loegering in the form attached hereto as Exhibit H.

      (b) Each Continuing Employee will be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that nothing in this Section 7.5(b) or elsewhere in this Agreement will limit the right of Buyer or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plan at any time. Nothing in this Section 7.5(b) will be interpreted to require Buyer to provide for the participation of any Continuing Employee in any Buyer Plan. Notwithstanding anything provided for in this subsection 7.5(b) to the contrary, consummation of the transactions contemplated in this Agreement shall not impact in any fashion the retiree health insurance plan (benefit) presently in place at the Company for former employees of the Company currently receiving such benefit; such benefit (already earned as a qualifying retiree of the Company) shall be continued in full force and effect after the Closing, at the cost and expense of the Company, until age 65 with respect to each former employee of the Company currently receiving such benefit. Buyer will cause the Surviving Corporation to honor the health insurance commitment to each former employee of the Company currently receiving such benefit as provided for in this subsection 7.5(b).

      7.6 Litigation. Buyer consents to the resolution of the litigation disclosed in Schedule 4.16 on the terms disclosed therein, subject to Buyer's right to indemnification under Section 8.1(b).

                              VIII. INDEMNIFICATION

      8.1 Indemnification Obligation. Shareholder will, jointly and severally, indemnify in full each of Buyer, the Company (after the Closing) and their directors, officers, employees and agents (collectively, for purposes of this Section only, "Buyer") and hold them harmless against any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys' fees and expenses ("Loss") arising from or constituting (a) any breach or inaccuracy in any of the representations and warranties of the Company or Shareholder contained in this Agreement, the Disclosure Schedule, any Ancillary Agreement or any closing certificate delivered by or on behalf of the Company pursuant to this Agreement or any Ancillary Agreement (any such breach or inaccuracy to be determined without regard to any qualification for "materiality," "in all material respects" or similar qualification), (b) any matter

                                                                  Execution Copy
disclosed on Schedule 8.1(b) to this Agreement, (c) any liability of the Company for Taxes incurred on or prior to the Closing Date or (d) any breach of any of the agreements of the Company or Shareholder contained in this Agreement or the Ancillary Agreements.

      8.2 Basket. Shareholder jointly and severally will indemnify Buyer for Losses pursuant to Sections 8.1(a), 8.1(b), 8.1(c), 8.4 and 8.5 only if the aggregate amount of all Losses attributable thereto exceeds $100,000 (the "Basket Amount"), in which case Shareholder will be liable for the aggregate amount of all Losses.

      8.3 Cap. Shareholder's aggregate liability shall not exceed $4,500,000 for Losses pursuant to Sections 8.1, 8.4 and 8.5 (the "Cap Amount"); provided, however, that as of the two-year anniversary of the Closing Date, the Cap Amount shall automatically be reduced to $3,500,000; as of the three-year anniversary of the Closing Date, the Cap Amount shall automatically be reduced to $2,500,000; and as of the four-year anniversary of the Closing Date, the Cap Amount shall automatically be reduced to $1,500,000, and shall remain at this $1,500,000 level from and after the four-year anniversary of the Closing Date until the death of Shareholder, at which time all remaining liability of Shareholder under this Article VIII of this Agreement shall be extinguished.

      8.4 Buyer Claims.

      (a) If Buyer has a claim for indemnification under Section 8.1, Buyer will deliver to Shareholder one or more written notices of Loss (each such notice of Loss a "Buyer Claim"), with a copy to the Escrow Agent, prior to the expiration of eighteen (18) months from and after the Closing Date, except for Losses arising from a breach or inaccuracy in the representations and warranties made in Article III or Sections 4.4, 4.10(e), 4.13, 4.19 or 4.22 or any breach of any of the agreements by Shareholder contained in this Agreement, for which Buyer will deliver a Buyer Claim prior to the expiration of the applicable statute of limitations. Shareholder will not have any liability under Section 8.1 unless the written notices required by the preceding sentence are given by the date specified. Any Buyer Claim will state in reasonable detail the basis for such Losses to the extent then known by Buyer and the nature of the Loss for which indemnification is sought, and it may state the amount of the Loss claimed. If such Buyer Claim (or an amended Buyer Claim) states the amount of the Loss claimed and Shareholder notifies Buyer that it does not dispute the claim described in such notice or fails to notify Buyer within 15 days after delivery of such notice by Buyer whether Shareholder disputes the claim described in such notice, the Loss in the amount specified in Buyer's notice will be admitted by Shareholder (an "Admitted Claim"), and Shareholder will pay the amount of such Loss to Buyer. If Shareholder has timely disputed its liability with respect to a Buyer Claim (or an amended Buyer Claim) stating the amount of a Loss claimed, Shareholder and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery of the notice to Shareholder, Buyer may seek judicial recourse. If a Buyer Claim does not state the amount of the Loss claimed, such omission will not preclude Buyer from recovering from Shareholder the amount of the Loss described in such Buyer Claim if any such amount is subsequently provided in an amended Buyer Claim.

      (b) Shareholder will pay the amount of any Loss to Buyer within 10 days following the determination of Shareholder's liability for and the amount of a Loss (whether such

                                                                  Execution Copy
determination is made pursuant to the procedures set forth in this Section 8.4, by agreement among Buyer and Shareholder, by arbitration award or by final adjudication).

      8.5 Third Party Action.

      (a) Shareholder will, jointly and severally, indemnify, defend and hold harmless each of Buyer, the Company and their officers, directors, employees, agents, shareholders and Affiliates (collectively, the "Buyer Indemnified Parties") against any Loss arising from, relating to or constituting any Litigation instituted by any third party arising out of the actions or inactions of the Company (or allegations thereof) with respect to the period up to and including the Closing Date that are or may be a Loss, and which arise as a result of any breach or inaccuracy in any of the representations or warranties of the Company or Shareholder contained in this Agreement, the Disclosure Schedule, any Ancillary Agreement or any closing certificate delivered by or on behalf of the Company pursuant to this Agreement or any Ancillary Agreement (any such breach or inaccuracy to be determined without regard to any qualification for "materiality", "in all material respects" or similar qualification) (any such third party action or proceeding being referred to as a "Third Party Action"). A Buyer Indemnified Party will give Shareholder prompt written notice of the commencement of a Third Party Action. The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Buyer Indemnified Party's right to indemnification unless such failure has materially and adversely affected Shareholder's ability to defend successfully such Third Party Action. Notwithstanding anything in Section 8.5 to the contrary, written notice of commencement of a Third Party Action to Shareholder must be given within the same applicable time period as specified in subsection 8.4(a). Shareholder will not have any liability under this Section
8.5 unless the written notices required by the preceding sentence are given by the date specified.

      (b) Shareholder will contest and defend such Third Party Action on behalf of any Buyer Indemnified Party that requests that it do so. Notice of the intention to so contest and defend will be given by Shareholder to the requesting Buyer Indemnified Party within 15 days after the Buyer Indemnified Party's notice of such Third Party Action (but, in any event, at least five business days prior to the date that a response to such Third Party Action is due to be filed, so long as Shareholder has received notice at least 10 days before a response to such Third Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by Shareholder. A Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Buyer Indemnified Party elects to participate in such defense, the Buyer Indemnified Party will cooperate with Shareholder in the conduct of such defense. A Buyer Indemnified Party will cooperate with Shareholder to the extent reasonably requested by Shareholder in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Buyer Indemnified Party if relevant to the defense of such Third Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of the Buyer Indemnified Party or cause the Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Buyer Indemnified Party to become public.

                                                                  Execution Copy

      (c) If a Buyer Indemnified Party does not request that Shareholder contest and defend a Third Party Action, on the basis that such Third Party Action imposes a significant reputational or monetary risk to Buyer Indemnified Party, as determined by Buyer Indemnified Party in its sole discretion, such Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing all at its own cost and expense.

      (d) Shareholder may not concede, settle or compromise any Third Party Action without the consent of the Buyer Indemnified Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific enforcement of an obligation or similar remedy or (ii) if the subject matter of a Third Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third Party Action, if decided against any Buyer Indemnified Party, would materially and adversely affect the ongoing business or reputation of any Buyer Indemnified Party, at the option of the Buyer Indemnified Party, the Buyer Indemnified Party alone will be entitled to settle such Third Party Action in the first instance, at its own cost and expense (without being indemnified by Shareholder for any settlement payments or Loss of any kind), and, if the Buyer Indemnified Party elects not to settle such Third Party Action and such election is the result of Buyer unreasonably withholding its consent to such settlement, then the Buyer Indemnified Party shall itself be solely obligated to contest and defend such Third Party Action, at the sole cost and expense of such Buyer Indemnified Party, and Shareholder shall have no obligation whatsoever to indemnify the Buyer Indemnified Party for any Loss it suffers in contesting and/or defending such Third Party Action.

      (e) Notwithstanding anything provided for in this Section 8.5 to the contrary, if Shareholder notifies a Buyer Indemnified Party that Shareholder disputes the assertion that Shareholder has a duty to indemnify, defend, and hold harmless such Buyer Indemnified Party under this Section 8.5, after Shareholder has received a request to contest and defend a Third Party Action on behalf of a Buyer Indemnified Party (which notice of dispute must be given by Shareholder within fifteen (15) days of receipt of the request to contest and defend a Third Party Action (but, in any event, at least five business days prior to the date that a response to such Third Party Action is due to be filed, so long as Shareholder has received notice at least 10 days before a response to such Third Party Action is due to be filed), from a Buyer Indemnified Party), then Shareholder has no duty to indemnify, defend, and hold harmless the Buyer Indemnified Party until and unless the Buyer Indemnified Party has sought judicial recourse and has obtained a final judgment declaring that Shareholder has a duty to so indemnify, defend, and hold harmless the Buyer Indemnified Party, but only as to the specific claims and only to the extent provided for in the final judgment.

                                                                  Execution Copy

      8.6 Escrow Fund. Notwithstanding anything provided in this Article VIII to the contrary, Shareholder shall have the right to satisfy Shareholder's obligations under this Article VIII from Shareholder's Merger Consideration that is not in the Escrow Account. If Shareholder elects not to cover 100% of any such indemnification obligation from Shareholder's non-escrowed Merger Consideration, Shareholder shall have the right to pay up to 20% of such indemnification obligation in cash (such cash payment to be made out of the cash proceeds received by Shareholder pursuant to Section 2.2(a)), in order to ensure continued compliance with the requirements under the federal tax laws regarding tax-free reorganizations, with the balance paid out of the Escrow Shares in the Escrow Account; in that event, to the extent shares of Buyer Common Stock are available in the Escrow Fund, Buyer may request that the Escrow Agent satisfy Shareholder's obligation by transfer of shares of Buyer Common Stock in the Escrow Fund to Buyer. The availability of the Escrow Fund will not affect Buyer's rights under this Article VIII. Shareholder will remain responsible for any liability in excess of the Escrow Fund, subject to the limitations set forth in Sections 8.2 and 8.3. Notwithstanding any provision in this Agreement to the contrary, all Merger Consideration that is placed in the Escrow Account shall be and remain the property of Shareholder (owned by Shareholder), and any cash dividends (but not stock dividends) and/or interest paid on any shares of Buyer Common Stock and cash held in the Escrow Account shall be paid to Shareholder directly (outside of the Escrow Account), and Shareholder shall be entitled to vote all shares of stock held in the Escrow Account.

      8.7 Survival. Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement and the Ancillary Agreements will survive the Closing.

                                  IX. GENERAL

      9.1 Press Releases and Announcements. Any public announcement will be issued, if at all, at such time and in such manner as Buyer determines and approves. Buyer will have the right to be present for any in-Person announcement by the Company. Unless consented to by Buyer or required by Law, the Company will keep this Agreement and the transactions contemplated by this Agreement confidential.

      9.2 Expenses. Except as otherwise expressly provided for in this Agreement, Buyer will pay all expenses incurred by Buyer, and the Company will pay all expenses incurred by the Company and Shareholder, in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not); provided, however, that the portion of such expenses that represent personal expenses of the Shareholder shall be charged as a distribution to the Shareholder, and as a reduction of the Shareholder's equity in the Company, and the offsetting entry will reduce the tax-deductible expenses of the Company; provided further, that the portion of such expenses that represent personal expenses of the Shareholder shall not exceed $50,000.

                                                                  Execution Copy

      9.3 Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in a writing executed by the party against which such amendment or waiver is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Persons under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

      9.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested),
(iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, Merger Subsidiary, the Company and Shareholder will, unless another address is specified in writing, be sent to the address indicated below:

      If to Buyer or Merger Subsidiary:

               A.S.V., Inc.
               840 Lily Lane
               P.O. Box 5160
               Grand Rapids, MN 55744
               Attn: Chief Executive Officer
               Facsimile No. (218) 327-9123

      With a copy to:

               Dorsey & Whitney LLP
               50 South Sixth Street, Suite 1500
               Minneapolis, MN 55402
               Attn:  Amy E. Ayotte
               Facsimile No. (612) 340-7800

                                                                  Execution Copy

      If to Shareholder or the Company:

               Marilyn A. Loegering
                15970 - 35 R Street SE
               Casselton, ND 58012
                Facsimile No. (701) 347-5610

      With a copy to:

               Ohnstad Twichell, P.C
               P.O. Box 458
               West Fargo, ND 58078
               Attn: Michael D. Nelson
               Facsimile No. (701) 282-0825

      9.5 Assignment. Subject to the provisions of Section 9.6, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

      9.6 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement; provided, however, that upon consummation of the Closing, the Shareholder's spouse, George Loegering, shall be an intended third party beneficiary as to continued health insurance as provided for in subsection 7.5(b), and George Loegering shall be an intended third-party beneficiary as to Section 9.19.

      9.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      9.8 Complete Agreement. This Agreement and when executed and delivered the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

      9.9 Schedules. The Disclosure Schedule contains a series of schedules corresponding to the sections contained in this Agreement. In order to be effective to disclose an exception to a representation or warranty made in this Agreement, and notwithstanding anything provided to the contrary in this Agreement, the exception must be expressly stated, with particularity, in this Agreement and/or in one or more of the schedules in the Disclosure Schedule. The disclosures in any section of the Disclosure Schedule shall qualify (a) the corresponding section of the Agreement and (b) other sections of the Agreement to the extent that such disclosures logically relate to such other sections and the relevance of such disclosures to such other sections is

                                                                  Execution Copy
reasonably apparent (notwithstanding the absence of a specific cross reference) on the face thereof.

      9.10 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

      9.11 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NORTH DAKOTA WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

      9.12 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

      9.13 Jurisdiction. Any legal action or proceeding with respect to this Agreement and the transactions contemplated by this Agreement and any action for enforcement of any judgment in respect thereof may be brought only in the courts of Cass County, State of North Dakota, or of the United States of America for the District of North Dakota, Southeastern Division, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts. The parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, return receipt requested, restricted delivery, postage prepaid, to the parties at their addresses referred to in Section 9.4. The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waive and agree, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      9.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND

                                                                  Execution Copy

THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.14.

      9.15 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word "including" means "including without limitation." The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an action has not occurred in the past means that it is also not presently occurring.

      9.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      9.17 LBW Release. At the Closing, the Company will execute a mutual Release in favor of LBW Management, LLC, Linden Boyd, and Brad Williams, in the form attached hereto as Exhibit I, conditioned only upon receipt at closing of the original of said Release signed by LBW Management, LLC, Linden Boyd, and Brad Williams.

      9.18 Steve and George Loegering. Notwithstanding any provision of this Agreement to the contrary, following the Closing, and so long as Steve Loegering is an employee of the Company (as the Surviving Corporation following the Merger), Steve Loegering shall be free to work with George Loegering outside of his work hours at the Company on concepts and projects that may become protectible Intellectual Property Rights, and all such concepts, projects, and Intellectual Property Rights shall be and remain the exclusive property and right of Steve

                                                                  Execution Copy

Loegering and George Loegering, provided that (a) such concepts, projects, and Intellectual Property Rights do not include any Intellectual Property Rights owned by the Company and (b) such activities do not breach a legal obligation owed by Steve Loegering to the Company under any agreement between Steve Loegering and the Company entered into on or after the Closing Date. The rights of the Company, following the effective time of the Merger, in any confidentiality agreement it has or may have with Steve Loegering shall be and remain subject to the provisions of this Section 9.18.

      9.19 George Loegering's Intellectual Property. Notwithstanding anything provided in this Agreement to the contrary, George Loegering's Intellectual Property Rights, owned by him personally, in his own name, shall remain his Intellectual Property Rights absolutely and will not be challenged by Buyer and/or the Company, or any of their respective successors and assigns, following the Closing Date.

      9.20 S Corp. Buyer acknowledges that the Company has been operating as a subchapter S corporation, and this Agreement is subject to the disclosures and exceptions contained in Schedule 9.20.

            [The remainder of this page is intentionally left blank;
                             signature page follows]

                                                                  Execution Copy

      IN WITNESS WHEREOF, Buyer, Merger Subsidiary, the Company and Shareholder have executed this Merger Agreement as of the date first above written.

BUYER:                                           THE COMPANY:

ASV, INC.                                        LOEGERING MFG. INC.

By: /s/ Gary Lemke                               By: /s/ Marilyn A. Loegering
    --------------------------------                 ------------------------
Name: Gary D. Lemke                              Name: Marilyn A. Loegering
Title: Chief Executive Officer                   Title: Secretary

MERGER SUBSIDIARY:                               STOCKHOLDER:

LMI MERGER CORP.                                 MARILYN A. LOEGERING AND HER
                                                 SUCCESSORS IN TRUST, AS
                                                 TRUSTEES OF THE MARILYN A.
                                                 LOEGERING REVOCABLE TRUST
                                                 MARCH 28, 1996

By: /s/ Gary Lemke
    --------------------------------
Name: Gary D. Lemke
Title: President                                 By: /s/ Marilyn A. Loegering
                                                     ---------------------------
                                                     Marilyn A. Loegering

                                                 /s/ Marilyn A. Loegering
                                                 -------------------------------
                                                 Marilyn A. Loegering

                       Signature Page to Merger Agreement